NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES SIGNIFICANT DISCOVERY AT ITS THUNDER BAYOU PROSPECT

LAFAYETTE, LA – December 9, 2014 - PetroQuest Energy, Inc. (NYSE: PQ) announced today a significant discovery at its internally generated Thunder Bayou Prospect located in Vermilion Parish, Louisiana. The Company has an approximate 50% working interest and 37% net revenue interest in the well, which logged approximately 490 gross feet (202 net feet) of high quality pay within the primary Cris R2 objective. For comparison purposes, the Company has produced in excess of 70 Bcfe gross from the Cris R2 sand since 2012 at its La Cantera project located two miles south of Thunder Bayou. Casing has been set to 20,350 feet to protect the logged interval and the Company is currently drilling to a proposed total depth of 21,500 feet to test the Cris R3 objective. The Company also encountered additional potential pay sands in the upper and mid Cris R sands that will require further evaluation.

The Company expects to commence production from its Thunder Bayou discovery well in the second quarter of 2015 at a gross daily rate of approximately 25,000 - 30,000 Mcf of gas plus associated oil and natural gas liquids, which will be determined during the upcoming well test. Thunder Bayou’s land location will allow for production to be established quickly with significantly lower facilities costs as compared to La Cantera’s wet marshland location.

Management Statement
“We are extremely excited about our Thunder Bayou discovery and the transformative impact it will have on our production, reserves and cash flow profiles,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “This discovery highlights the talents of our Gulf Coast team, which has achieved an impressive 70% success rate in this complex basin over the last 10 years, and further supports our multi basin approach. Early expectations are that Thunder Bayou is a project similar in scale to La Cantera, where gross total project finding and development costs are expected to be less than $1.00 per Mcfe and each of the three wells drilled have paid out in less than one year.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate” and similar references to future periods. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to integrate our acquisitions with our operations and realize the anticipated benefits from the acquisitions, any unexpected costs or delays in connection with the acquisitions, our ability to find oil and natural gas reserves that are economically recoverable, our ability to realize the anticipated benefits from the Fleetwood joint venture, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracking operations or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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